Exhibit (h)(i)(e)

SCHEDULE A

to the

ETF Master Services Agreement
between
Zacks Trust
and
Ultimus Fund Solutions, LLC
dated April 26, 2021

Fund Portfolio(s)

Zacks Earnings Consistent Portfolio ETF
Zacks Small/Mid Cap ETF

Zacks Focus Growth ETF
Zacks Quality International ETF

The parties duly executed this Schedule A dated as of April 10, 2025.

Zacks Trust on its own behalf and on behalf of the Funds		Ultimus Fund Solutions, LLC

By:	/s/ Mitch Zacks	By:	/s/ Gary Tenkman
Name:	Mitch Zacks	Name:	Gary Tenkman
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer